CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES

             EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (In thousands of dollars except per share data)



                                          PRIMARY
                             1995           1994                1993
Earnings

Net earnings                $40,493        $50,916            $51,958

Shares

Weighted average
 shares outstanding          48,035         50,545             51,287
Common stock equivalents        442            600                649
Average shares outstanding   48,477         51,145             51,936

Per share

Net earnings               $   .84        $   1.00            $  1.00


                                         FULLY DILUTED
                             1995           1994                1993
Earnings

Net earnings               $40,493         $50,916            $51,958

Shares

Weighted average
 shares outstanding         48,035          50,545              51,287
Common stock equivalents       413             607                 889
Average shares outstanding  48,448          51,152              52,176

Per share

Net earnings              $    .84         $ 1.00              $  1.00